BANTA CORPORATION

LONG-TERM INCENTIVE CASH COMPENSATION PLAN

(As Amended and Restated Effective January 1, 2004)

ARTICLE I

Statement Of Purpose

1.1	Purpose. The Banta Corporation Long-Term Incentive Cash Compensation Plan (the “Plan”) is the restatement of the cash bonus program previously known as the Banta Corporation Economic Profit (EP) Long-Term Incentive Compensation Plan. The purpose of the Plan is to provide an incentive compensation system which promotes and rewards covered executives over three-year rolling periods for the satisfaction of the goals established by the Compensation Committee of the Board of Directors (the “Committee”) of Banta Corporation (the “Company”). The Plan is the cash portion of the Company’s long-term incentive program which also includes the possibility of equity awards, such as options and/or restricted stock.

ARTICLE II

Computation And Payment Of Bonus

2.1	"Target Bonus" means for a Participant the Participant's Target Bonus Percentage times the Participant's Base Pay. (See Article III for calculations related to a change in a Participant's employment status.)

2.2	"Target Bonus Percentage" is determined by the Committee for each Performance Period for each Participant.

2.3	“Base Pay” means the Participant’s base rate of salary as of the beginning of the first year of the Performance Period. This excludes bonuses and other benefits or forms of compensation and is determined before reduction for any elective salary deferrals or similar benefits.

2.4	“Performance Period” means each three-year period over which a Participant’s performance is measured under the Plan.

2.5	Computation. For each Performance Period, the Committee shall establish in its discretion the applicable rules for calculating the bonus amounts for such Performance Period, including among other items the applicable components for each Participant (including such individual goals as the Committee may prescribe), the levels to be attained for each component for threshold compliance and for maximum credited compliance, the percentage of bonus to be earned for results within such range, and the factors for adjusting the bonus to reflect performance measured against peer group companies. In any event, the minimum bonus for an eligible Participant in a Performance Period shall be one-half of the Participant’s Target Bonus and the maximum bonus shall be three times the Participant’s Target Bonus.

2.6	Payment. After the financial close of each Performance Period, the Committee shall determine the bonus earned by each Participant, and the Company shall pay such amount in cash within 30 days following such determination, subject to Article IV.

ARTICLE III

Plan Participation, Transfers And Terminations

3.1	Participant. “Participant” shall mean an employee employed on a regular full-time or part-time basis by the Company who has been recommended by the Chief Executive Officer to be eligible to participate in the Plan and approved by the Committee. A person shall remain a Participant for other purposes of the Plan as long as he/she has a deferred balance.

3.2	New Participants. A Participant can be added at any time during the first year of the Performance Period. For a Participant commencing later than January 1 of such year, the ultimate award pursuant to Section 2.5 shall be prorated at a rate of 1/36 for each subsequent complete month of employment in the Performance Period.

3.3	Changing Position Level/Promotions. The Target Bonus of a Participant who has changed position level or has been promoted during a Performance Period and such position change or promotion necessitates a change in the Participant’s Target Bonus Percentage will be prorated at a rate of 1/36 for each complete month before and after with the event generating the change.

3.4	Termination. In the event that a Participant’s employment with the Company is terminated on or before the end of the applicable Performance Period, the right of the Participant to any payout shall be forfeited. Notwithstanding the foregoing, a special rule applies for a Participant who on or after July 1 of the first year of the Performance Period but prior to the last day of the Performance Period either (i) retires under the terms of the Company’s Retirement Plan, (ii) suffers a “disability” as such term is defined in the Company’s long-term disability benefits program and is not reasonably expected by management to return to work, (iii) dies or (iv) is involuntarily terminated without cause. For such Participant, the Company shall pay in cash within 30 days following termination of employment a fraction of one-half of the Participant’s Target Bonus. Such fraction shall be 1/36 for each complete month during the Performance Period during which the person is both an eligible employee and a Participant. For this purpose, “cause” means:

(i)	misappropriation by the Participant of funds of the Company or any of its subsidiaries;

(ii)	the Participant personally and secretly obtaining profits from dealings with the Company or any of its subsidiaries;

(iii)	the Participant’s unreasonable neglect of, or refusal to perform, his/her duties or responsibilities; and

(iv)	conviction of a serious crime involving moral turpitude.

3.5	Breach of Agreement. Notwithstanding any other provision of the Plan or any other agreement, in the event that a Participant shall breach any noncompetition agreement with the Company or breach any agreement with respect to the postemployment conduct of such Participant, any remaining payment otherwise due to the Participant hereunder shall be forfeited.

3.6	No Guarantee. Selection as a Participant is no guarantee that benefits under the Plan will be earned or that selection as a Participant will be made in any subsequent Performance Period.

ARTICLE IV

Deferred Payment

4.1	Deferrals. Prior to 2004, all Participants were given the opportunity to defer payment of all or any portion of the bonus payments he/she would otherwise receive. Given the low participation in such option, it is being phased out by being limited in any future year to those who actually elected to defer in the preceding year. New participants will not be eligible. In addition, no bonus amount otherwise payable for a Performance Period shall be deferred unless the Company shall have received a written notice from the Participant not later than December 31 of the year preceding the beginning of the Performance Period specifying the portion of the award which is to be deferred. By way of example, an election to defer any 2005 awards (which would otherwise be paid in early 2008) must be received by December 31, 2004. Any such deferral election shall be irrevocable.

4.2	Deferral Accounts. All amounts so deferred will be credited, as of the dates otherwise payable, to an account created on the Company’s books for the Participant. Amounts standing to a Participant’s credit in the account shall be paid to the Participant or his designated beneficiary or estate: (i) over a period of not more than fifteen years following termination of the Participant’s employment by reason of death, disability or normal or early retirement as permitted by the Company’s Retirement Plan, at such times and in such installments as shall be determined in the sole discretion of the Committee, and (ii) in a lump sum within 30 days following termination of a Participant’s employment for any other reason.

4.3	Interest. Until such time as all amounts in the account are paid in full, a credit in lieu of interest shall be made to the account on December 31 of each year (or on the date of the final installment payment from the account, as the case may be) in an amount equal to interest on the balance from time to time outstanding in the account during the year at a rate equal to the average prime rate of interest less one percentage point. For purposes of this section the “average prime rate of interest” in effect during the applicable period shall be computed by multiplying each prime rate of interest in effect at the U.S. Bank in Milwaukee during such period by the number of days each such rate was so in effect, and by dividing the total number so obtained by the total number of days in such period.

ARTICLE V

Administration

5.1	Administration. The Plan will be administered on a fiscal year basis under the direction and control of the Committee. At a meeting of the Committee during the first quarter of each year the Committee will review and approve the list of Participants for the Performance Period that begins with such year along with their respective Target Bonus Percentages, respective performance measurement components, and other applicable factors for the operation of the Plan.

5.2	Committee Authority. Except as otherwise expressly provided herein, full power and authority to interpret and administer this Plan shall be vested in the Committee. The Committee may from time to time make such decisions and adopt such rules and regulations for implementing the Plan as it deems appropriate for any Participant under the Plan. Any decision taken by the Committee arising out of or in connection with the construction, administration, interpretation and effect of the Plan shall be final, conclusive and binding upon all participants and any person claiming under or through them.

ARTICLE VI

General Provisions

6.1	Withholding of Taxes. The Company shall have the right to withhold the amount of taxes which in the determination of the Company are required to be withheld under law with respect to any amount due or paid under the Plan.

6.2	Expenses. All expenses and costs in connection with the adoption and administration of the Plan shall be borne by the Company.

6.3	No Prior Right or Offer. Except and until expressly granted pursuant to the Plan, nothing in the Plan shall be deemed to give any employee any contractual or other right to participate in the benefits of the Plan.

6.4	Rights Personal to Participant. Any rights provided to a Participant under the Plan shall be personal to such Participant, shall not be transferable (except by will or pursuant to the laws of descent or distribution), and shall be exercisable, during his/her lifetime, only by such Participant.

6.5	Notice. Any notice to be given pursuant to the provisions of the Plan shall be in writing and directed to the appropriate recipient thereof at his/her business address or office location.

6.6	Applicable Law. This Plan shall be construed in accordance with the provisions of the laws of the State of Wisconsin to the extent not preempted by Federal law.

6.7	Elimination of Bonus Banks. Prior to 2004, the Plan distributed earned bonuses over a three-year period, with the unpaid amounts being credited to “at risk”accounts (Bonus Banks), with the level of future payout contingent on continued employment. With the policy change to a three-year Performance Period and lump sum payment of accrued bonuses, no future additions will be made to the Bonus Banks. Any amounts in the Bonus Banks on December 31, 2003 not forfeited pursuant to the terms of the Plan as in effect on that date will be paid in accordance with such terms in early 2004 and the Bonus Banks will be continued in existence through December 31, 2004. In 2005, any Participants actively employed on December 31, 2004 or who during 2004 ceased employment for a reason specified in the second sentence of Section 3.4 shall be paid the full amount of their remaining Bonus Banks.

ARTICLE VII

Limitation

7.1	No Continued Employment. Nothing contained herein shall provide any Participant with any right to continued employment or in any way abridge the rights of the Company to determine the terms and conditions of employment and whether to terminate employment of any Participant with or without cause at any time.

7.2	No Vested Rights. Except as otherwise provided herein, no Participant or other person shall have any claim of right (legal, equitable, or otherwise) to any award, allocation, or distribution and no officer or employee of the Company or any other person shall have any authority to make representations or agreements to the contrary. No interest conferred herein to a Participant shall be assignable or subject to claim by a Participant’s creditors. The right of the Participant to receive a distribution hereunder shall be an unsecured claim against the general assets of the Company, and the Participant shall have no rights in or against any specific assets of the Company as the result of participation hereunder.

7.3	Not Part of Other Benefits. The benefits provided in this Plan shall not be deemed a part of any other benefit provided by the Company to its employees. The Company assumes no obligation to Participants except as specified herein. This is a complete statement, along with the Target Bonus components and other rules adopted from time to time by the Committee, of the terms and conditions of the Plan.

7.4	Other Plans. Nothing contained herein shall limit the Company or the Committee’s power to grant bonuses to employees of the Company, whether or not Participants in this Plan.

7.5	Unfunded Plan. This Plan is unfunded. Nothing herein shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant.

ARTICLE VIII

Amendments

8.1	Amendment. This Plan may be amended or terminated at any time at the sole discretion of the Committee.

8.2	Protected Benefits. Notwithstanding the foregoing, after the last day of an applicable Performance Period, the Plan may not be amended or the Participants revised such that the Participant receives less than the amount payable by the Plan for that Performance Period.

8.3	Notice. Notice of any amendment or termination shall be given promptly to each Participant.

ARTICLE IX

2004 and 2005 Transition

9.1	Notwithstanding other provisions of the Plan, for the Performance Period commencing January 1, 2004, special rules apply in order to transition from the pre-2004 provisions.

9.2	For calendar year 2004, for a Participant employed on December 31, 2004 or as otherwise provided in Section 9.4, a bonus shall be calculated based on 2004 results and paid in 2005. For a Participant who becomes a Participant after January 1, 2004 but no later than December 1, 2004, the award shall be prorated at the rate of 1/12 per month.

9.3	For calendar year 2005, for a Participant employed on December 31, 2005 or as otherwise provided in Section 9.4, a bonus shall be calculated based on 2005 results and paid in 2006. For a Participant who becomes a Participant after January 1, 2005 but no later than December 1, 2005, the award shall be prorated at the rate of 1/12 per month.

9.4	Notwithstanding the requirements in Sections 9.2 and 9.3 that the Participant be employed on the applicable December 31, in certain instances a pro-rata bonus is available. If the Participant’s employment is terminated on or after July 1 of the applicable calendar year in circumstances which would satisfy the second sentence of Section 3.4, the Company shall pay in cash within 30 days following termination of employment a prorata portion of one-half of the Participant’s Target Bonus for the applicable year, such prorata amount being 1/12 per month the person is both an eligible employee and a Participant.